Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos.

333-224558 and 333-224558-01

May 6, 2019

American Water Capital Corp.

American Water Works Company, Inc.

$550,000,000 3.450% Senior Notes due 2029

$550,000,000 4.150% Senior Notes due 2049

Term Sheet

Issuer:	American Water Capital Corp.

Support Provider:	American Water Works Company, Inc.

Security:	3.450% Senior Notes due 2029 (the “2029 Notes”) 4.150% Senior Notes due 2049 (the “2049 Notes”)

Size:	$550,000,000 for the 2029 Notes $550,000,000 for the 2049 Notes

Trade Date:	May 6, 2019

Settlement Date:	May 13, 2019 (T+5)*

Maturity Date:	June 1, 2029 for the 2029 Notes June 1, 2049 for the 2049 Notes

Benchmark Treasury:	UST 2.625% due February 15, 2029 for the 2029 Notes UST 3.375% due November 15, 2048 for the 2049 Notes

Benchmark Treasury Yield:	2.496% for the 2029 Notes 2.901% for the 2049 Notes

Spread to Benchmark Treasury:	+98 bps for the 2029 Notes +128 bps for the 2049 Notes

Yield to Maturity:	3.476% for the 2029 Notes 4.181% for the 2049 Notes

Coupon:	3.450% for the 2029 Notes 4.150% for the 2049 Notes

Price to Public:	99.779% for the 2029 Notes 99.470% for the 2049 Notes

Interest Payment Dates:	2029 Notes: June 1 and December 1 of each year, beginning on December 1, 2019 2049 Notes: June 1 and December 1 of each year, beginning on December 1, 2019

Redemption Provisions:

Make-whole call:	Adjusted Treasury Rate +15 bps for the 2029 Notes Adjusted Treasury Rate +20 bps for the 2049 Notes

Par call:	On or after March 1, 2029, for the 2029 Notes On or after December 1, 2048, for the 2049 Notes

CUSIP:	2029 Notes: 03040W AU9 2049 Notes: 03040W AV7

ISIN:	2029 Notes: US03040WAU99 2049 Notes: US03040WAV72

Ratings (1):	Baa1 (stable outlook) / A (stable outlook) (Moody’s/S&P)

Joint Book-Running Managers:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC RBC Capital Markets, LLC

Co-Managers:

Mizuho Securities USA LLC

TD Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

MUFG Securities Americas Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

Regions Securities LLC

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets, LLC

Loop Capital Markets LLC

(1)

Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The term “Adjusted Treasury Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated May 6, 2019.

*The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of the prospectus supplement, or “T+5”. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes before a final settlement may be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

The Issuer and the Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607, or Wells Fargo Securities, LLC toll-free at (800) 645-3751.